Exhibit 4.10

KIM SCHINDELHAUER
Chairman of the Supervisory board of
AIXTRON AG

11.05.2006

Dr. William Elder
AIXTRON AG
Kackertstr. 15-17

D-52072 Aachen

Dear Bill

I am pleased to inform you that the Supervisory Board decided to extend your employment contract until June 30, 2008.

All other terms and conditions remain unchanged.

Sincerely

[signed]